UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2011

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE, Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 3, 2011, the registrant and certain of its affiliates entered into a five-year unsecured $1.25 billion credit facility, which amended and restated its prior $1.25 billion credit agreement from May 2010.  In connection with the new facility, our Chief Financial Officer, Mr. Loren Starr, stated:

“We view the more favorable rate and terms extended under this credit facility as a reflection of Invesco’s financial strength, strong operating performance and superior credit ratings.  We expect that the new credit facility will further enhance Invesco’s financial strength and improve our ability to take advantage of key opportunities that can help us build our business over the long term.  Additionally, the new credit facility provides greater flexibility in terms of financing upcoming maturities of long-term debt and certain debt covenants.  As an additional benefit, we expect lower annual costs relative to the prior credit facility.”

Item 1.01	Entry Into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 3, 2011, Invesco Ltd. (the “Company”), its direct subsidiary Invesco Holding Company Limited (“IHCL”), its indirect subsidiaries Invesco Finance Limited (“UK Finance”), Invesco Finance, Inc. (“US Finance”) and IVZ, Inc. (“IVZ”; together with IHCL, UK Finance, US Finance, collectively, the “Borrowers”) entered into a five-year unsecured $1.25 billion amended and restated credit agreement (the “Credit Agreement”) with a syndicate of banks, financial institutions and other institutional lenders named therein, including Bank of America, N.A., as administrative agent.  The obligations of the Borrowers under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries (collectively, the “Guarantors”).  Under certain conditions, the Guarantors (other than the Company) may be released from their guarantee obligations in respect of the Credit Agreement and certain Borrowers may be released from their obligations as Borrowers under the Credit Agreement.

The Credit Agreement amends and restates an existing $1.25 billion Credit Agreement, dated as of May 24, 2010 (the “Prior Credit Agreement”) entered into by the Company, IVZ and IHCL.  The Prior Credit Agreement was scheduled to expire on May 24, 2013.  Neither the Company nor the Borrowers incurred any prepayment fees in connection with the amendment and restatement of the Prior Credit Agreement.

Amounts borrowed under the Credit Agreement are repayable at maturity on June 3, 2016.  The proceeds of the Credit Agreement are to be used for working capital, capital expenditures and other lawful purposes, which includes providing liquidity support for commercial paper issued by the Borrowers, financing acquisitions and repurchasing equity and debt of the Company and its subsidiaries on certain conditions set forth in the Credit Agreement.  Under certain conditions, the Borrowers may elect to increase the aggregate principal amount of commitments under the Credit Agreement to a maximum amount of $1.50 billion.  None of the lenders under the Credit Agreement are obligated to provide such additional commitments to the Borrowers.

Borrowings under the Credit Agreement will bear interest at (i) LIBOR for specified interest periods or (ii) a floating base rate (based upon the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) LIBOR for an interest period of one month plus 1.00%), plus, in either case, an applicable margin determined with reference to available credit ratings of the Borrowers.  Based on the current credit rating of IHCL, the applicable margin for LIBOR-based loans would be 1.10% and for base rate loans would be .10%.  In addition, the Borrowers are required to pay the lenders a facility fee on the aggregate commitments of the lenders (whether or not used) at a rate per annum which is based on available credit ratings of the Borrowers.  Based on the current credit rating of IHCL, the facility fee would be equal to .15%.

The Credit Agreement contains customary restrictive covenants on the Company and its subsidiaries.  Restrictive covenants in the Credit Agreement include prohibitions on creating, incurring or assuming liens; entering into merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business; making a significant accounting policy change in certain situations; entering into transactions with affiliates; and incurring indebtedness through the non-guarantor subsidiaries.  Many of these restrictions are subject, however, to certain minimum thresholds and exceptions.  Financial covenants under the Credit Agreement include (i) the quarterly maintenance of a debt/EBITDA ratio, as defined in the Credit Agreement, of not greater than 3.25:1.00 through June 30, 2014 and not greater than 3.00:1.00 thereafter and (ii) a coverage ratio (EBITDA, as defined in the Credit Agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00.

The Credit Agreement contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt agreements, governmental action prohibiting or restricting the Company or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations.

The lenders (and their respective affiliates) may have provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, leasing, foreign exchange, trust or other advisory services to the Company and its subsidiaries and affiliates.  These parties may have received, and may in the future receive, customary compensation for these services.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which will be filed as a exhibit to the Company’s Quarterly Report on Form 10-Q for the second quarter of 2011.  The Credit Agreement will be so filed in order to provide investors with information regarding its terms.  Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in this Current Report on Form 8-K, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties.  Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 1.02	Termination of a Material Definitive Agreement.

The discussion of the Prior Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion of the Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Kevin M. Carome
Kevin M. Carome
Senior Managing Director and
General Counsel

Date: June 7, 2011